NASL Series Trust
Establishment and Designation
of Additional Series of Shares of Beneficial Interest
($0.01 par value per share)
     The undersigned, being a majority of the Trustees of NASL Series Trust (the “Trust”), acting pursuant to Section 4.1(a) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the “Declaration of Trust”) hereby redesignate the Series of Shares set forth below, such Series to continue to have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

“Conservative Asset Allocation”	redesignated as	“Diversified Bond”
“Moderate Asset Allocation”	redesignated as	“Income & Value”
“Small/Mid Cap”	redesignated as	“Mid Cap Growth”
“International Growth and Income”	redesignated as	“Overseas”
“Global Government Bond”	redesignated as	“Global Bond”
“Pilgrim Baxter Growth”	redesignated as	“Aggressive Growth”
“Aggressive Asset Allocation”	redesignated as	“Large Cap Growth”
“Equity”	redesignated as	“Mid Cap Blend”

     In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 1st day of May, 1999.

/s/ Don B. Allen Don B. Allen	/s/ John D. Richardson John D. Richardson

/s/ Charles L. Bardelis Charles L. Bardelis	/s/ F. David Rolwing F. David Rolwing

/s/ Samuel Hoar Samuel Hoar
The Agreement and Declaration of Trust of the Trust, September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.